Exhibit 10.13

MONOLITHIC POWER SYSTEMS, INC. HAS REQUESTED THAT PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 OF REGULATION C PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. ACCORDINGLY, CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. OMITTED INFORMATION HAS BEEN REPLACED BY “[*]”.

Investment and Cooperation Contract

This Investment and Cooperation Contract (hereinafter “Contract”) is entered into by and between the following two parties:

(1)	The Management Committee of Chengdu Hi-Tech Industrial Development Zone (hereinafter “Committee”); and

(2)	Monolithic Power Systems Inc. (hereinafter “MPS”), a company duly established and existing under the laws of the State of California, United States of America.

WHEREAS, MPS intends to establish a wholly foreign owned enterprise (hereinafter “Company”) in the State-Council approved Export Processing Zone of Chengdu Hi-Tech Industrial Development Zone (hereinafter “Hi-tech Zone”), to engage in IC design, R&D, manufacturing and sale;

WHEREAS, the Committee fully supports MPS’ investment plans, and the Committee and MPS signed on July 9, 2004 a Preliminary Agreement for Investment and Cooperation (hereinafter “Preliminary Agreement”) to set forth the major terms and conditions to the MPS’ investment;

WHEREAS, based on the friendly negotiations and discussions, the parties agreed to set forth in this Contract the detailed terms and conditions to MPS’ investment and the parties’ rights and obligations.

NOW, THEREFORE, the parties agree as follows:

1.	ESTABLISHMENT OF THE COMPANY

1.1	The Company will be established as an independent legal entity in the form of limited liability company under the laws of the PRC. The Company shall be liable to any third party (including government authorities) only to the extent of the Company’s own assets. MPS shall have no liability for any losses, debts, liabilities or other obligations of the Company beyond its contribution to the Company’s Registered Capital (as defined below).

1.2	The Company will have a total investment of approximately twelve million US dollars (USD12,000,000) (hereinafter “Total Investment”), of which five million US dollars (USD5,000,000) will be the registered capital to be contributed by MPS (hereinafter “Registered Capital”). The specific amount of the Company’s Total Investment and Registered Capital will be stipulated in the articles of association of the Company (hereinafter “AA”).

1.3	Notwithstanding any other provisions herein, the difference between the Registered Capital and the Total investment may, at the sole discretion of the Company, be financed by the Company through bank or shareholder’s loans or other debt financing. In any event, neither the Company nor MPS shall have any obligation whatsoever to make up such difference with further capital contribution or by any other means.

1.4	The Registered Capital shall be contributed by MPS in the form of cash, equipment and/or intellectual property rights, as specified in the AA.

1.5	Of the initial installment of the Registered Capital (USD750,000) three hundred thousand US dollars (USD300,000) shall be contributed by MPS within three (3) months after the Establishment Date (as defined below). The contribution schedule of the remaining four hundred fifty thousand US dollars (USD450,000) may be extended for another nine (9) months upon MPS’ application, and the Committee shall ensure to secure, on behalf of MPS, the necessary government approvals required for such extension. The balance of the Registered Capital of USD4,250,000, will be contributed within three (3) years after the Establishment Date.

1.6	MPS shall have no obligation to contribute the Registered Capital unless and until:

(1)	the execution of this Contract, the Land Use Rights Purchase Contract, the Factory Lease and Purchase Agreement, the Utilities Service Contracts, all as defined below, in a form and substance satisfactory to MPS and/or the Company;

(2)	the legal establishment of the Company and the issuance of its Business License;

(3)	the Company is certified as “Encouraged Foreign Investment Project”; and

(4)	the satisfaction of other conditions as may be specified in the AA.

1.7	The Company name shall be determined by MPS in accordance with relevant PRC laws and regulations and be specified in the AA.

1.8	The Company shall be established for a term of fifty (50) years, subject to extension at the sole discretion of the Company’s Board of Directors. The extension shall be approved by the Approval Authority upon the application of the Company six (6) months prior to the expiration of operation period.

1.9	The Company may, depending on its business requirements, establish branches or business offices inside and/or outside of the PRC in accordance with relevant PRC law.

1.10	The Company shall, in accordance with the relevant PRC laws and regulations, enter into labor contracts with both Chinese and expatriate employees. The Committee shall assist the Company in recruiting and training employees as required by the Company.

1.11	The Committee shall support the Company to secure all legally required approvals, licenses, permits and certifications for the establishment and operation of the Company.

1.12	The date on which all of the following conditions have been satisfied shall be deemed the date of establishment of the Company (hereinafter “Establishment Date”):

(1)	The Ministry of Commerce or its authorized local agent (hereinafter “Approval Authority”) issues an Approval Letter and Approval Certificate approving the Company’s AA and the establishment of the Company; and

(2)	The relevant bureau of the Administration of Industry and Commerce issues a Business License for the Company reflecting the major terms and conditions contained in the AA.

2.	LAND USE RIGHTS

2.1	The Committee shall arrange to have the local land authority in the Hi-tech Zone (hereinafter “Land Authority”) sign a state-owned land use rights purchase contract (hereinafter “Land Use Rights Purchase Contract”) with the Company pursuant to which:

(1)	A plot of land with an area of [*] (hereinafter “Land”) in the Hi-tech Zone, and at proximity to Intel’s project (the map of the Land attached hereto as Exhibit A) shall be provided for the Company’s use;

(2)	The Company will acquire the granted land use rights to the Land and will use [*] of the Land for its initial operation. If the Company decides not to use the remaining [*] of the Land within two (2) years after the commencement of the Company’s operation, the Company shall return the [*] of the Land to the Committee. The Committee shall fully refund or otherwise reimburse the Company the land use rights purchase fees paid by the Company for such [*] of the Land;

(3)	The term of the land use rights for the Land shall be fifty (50) years, from the execution date of the Land Use Rights Purchase Contract, subject to extension;

(4)	The land use rights granted to the Company shall have the legal status of “granted land use rights” under relevant PRC laws and regulations, and may be legally transferred, mortgaged, leased or otherwise disposed of by the Company, subject to any applicable legal requirements or restrictions;

(5)	The designated use for the Land shall be: industrial use land;

(6)	The land use rights purchase fee for the net area of the Land shall be [*] per mu, which includes the land grant fee but excludes the deed tax (hereinafter “Land Use Rights Purchase Fee”). The difference between this purchase fee and the standard land purchase fee will be compensation by the committee.

(7)	The Land Use Rights Purchase Contract shall become legally effective on the date on which all the following conditions are satisfied (hereinafter “Land Contract Effective Date”):

(i)	The Land Use Rights Purchase Contract has been pre-signed, signed and endorsed in accordance with the terms therein;

(ii)	This Contract has become legally effective in accordance with the relevant terms therein;

(iii)	The Land Use Rights Purchase Contract has been approved by MPS’ Board of Directors;

(iv)	The final area for the Land has been determined in accordance with the terms of the Land Use Rights Purchase Contract;

(v)	All of the conditions for the Establishment Date set out in Article 1.12 of this Contract have been fully satisfied.

(8)	The Land Use Rights Purchase Fee shall be paid in full within ninety (90) days of the Land Contract Effective Date;

(9)	The Company shall not be required to pay any land use fees, taxes or other charges in connection with the Land except for the Land Use Rights Purchase Fee and the deed tax of 3% of the Land Use Rights Purchase Fee;

(10)	The Land Authority shall make representations and warranties in respect of the Land as set out in Exhibit B;

(11)	The Land Authority shall indemnify and hold harmless the Company and MPS against any losses, damages, liabilities or expenses sustained, assumed or incurred by the Company and/or MPS as a result of any breach by the Land Authority of the Land Use Rights Purchase Contract, and Pre-Handover Liabilities (as such term is defined in the Land Use Rights Purchase Contract), or any third party claims (including government actions or claims for taxes, fees or charges in respect of the Land in excess of the Land Use Rights Purchase Fee) against the Company and/or MPS with regard to the Company’s possession, control or use of the Land;

(12)	The Land Use Rights Purchase Contract shall be governed by the laws of the PRC, with disputes between MPS/the Company and the Land Authority to be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration in accordance with CIETAC’s rules.

2.2	If the total investment from MPS and/or the Company in the Hi-tech Zone reaches fifty million US dollars (USD50,000,000) within five (5) years after the Establishment Date, the Committee agrees to fully refund or otherwise reimburse the Company the total Land Use Rights Purchase Fee paid by the Company for the Land.

2.3	The Committee shall secure the relevant granted land use certificate accurately reflecting the relevant terms of the Land Use Rights Purchase Contract within ninety (90) days of the Land Contract Effective Date.

3.	FACTORY FACILITIES

3.1	The Committee shall construct, according to MPS’ standards, technical requirements and national and local laws and regulations, a factory facility and ancillary facilities (hereinafter “Factory Facility”) of approximately [*] on [*] of the Land, of which [*] shall be testing workshop, warehouse and laboratory, and [*] shall be office space.

3.2	The parties agree to use their best efforts to keep the construction cost of the Factory Facility under [*] per square meter, such construction cost shall be approved by both parties, before commencement of construction, based on estimates made by an evaluation agent jointly retained by the parties. Upon completion of the construction, the actual construction cost shall be verified and determined by an evaluation agent jointly retained by the parties or retained independently by MPS/Company at their sole discretion, subject to the parties’ confirmation. The cost for retaining the service of such evaluation agent(s) shall be borne by the Committee, unless the agent(s) is retained by MPS or the Company independently, in which case, MPS or the Company will pay for the services.

3.3	A factory construction, lease and purchase agreement (hereinafter “Factory Lease and Purchase Agreement”) shall be executed by the Company and the Committee, pursuant to which:

(1)	The Committee shall complete the construction of the Factory Facility and deliver it for the Company’s use within six (6) months after the Company pays the Land Use Rights Purchase Fee to the Committee and/or the Land Authority, in compliance with the designs and requirements provided by the Company/MPS and subject to the Company’s consent to the final design proposal and the Company’s final inspection and acceptance of the Factory Facility;

(2)	For five (5) years after completion of the Factory Facility, the Company shall lease the Factory Facility from the Committee at [*] per square meter per month, with the rental to be paid by the Company quarterly;

(3)	After the fifth year, the Company shall purchase the Factory Facility at its actual construction cost, as determined according to Article 3.2 of this Agreement. The Committee shall use its best efforts to obtain all tax and non-tax benefits, subsidies and concessions that the Committee and/or the Company may be entitled to with respect to the construction of the Factory Facility;

(4)	The accumulated rental paid by the Company for the Factory Facility shall be deducted from the purchase price of the Factory Facility;

(5)	The Committee shall be responsible for obtaining on behalf of the Company the title certificate under the name of the Company for the Factory Facility duly issued by the relevant real estate authority no later than ninety (90) days after the completion date of the Factory Facility. The Committee shall provide a copy of such title certificate to the Company within ten (10) days after obtaining such title certificate and deliver the original copy of the title certificate to the Company once the Company exercises its right to purchase the Factory Facility;

(6)	The Committee shall ensure that the Company’s right to use the Factory Facility is not disturbed by any rights or claims of any third party during the entire term of the Company;

(7)	Without prior written consent of the Company, the Committee is not allowed to create any mortgage, pledge, lien or other encumbrances on the Factory Facility or seek to sell the Factory Facility to any third party. The Committee shall ensure that the Company will acquire clean titles to the Factory Facility free from any mortgage, pledge, lien, encumbrances, environmental liabilities, historic liabilities at the time when the Company exercises its right to purchase the Factory Facility, except for those liabilities caused by the Company’s sole action or negligence.

(8)	The title to the Factory Facility will be transferred to the Committee if the Company does not purchase the Factory Facility according to Article 3.3 (3) of this Contract, provided that the Land Use Rights Purchase Fee for the Land is fully refunded or otherwise reimbursed to the Company by the Committee. The Company, however, should still have the right to lease the Factory Facility.

3.4	For the avoidance of doubt, the Land Use Rights Purchase Fee for the Land, the rental and the purchase price of the Factory Facility will be paid by the Company out of the Company’s registered capital.

4.	TAX AND BENEFITS

4.1	The Committee will ensure that the Company enjoys the following tax benefits:

(1)	enterprise income tax will be imposed at a base rate of fifteen percent (15%), provided that the Company will enjoy an exemption from enterprise income tax for two years starting from the Company’s first “profit-making year” and, for the following three years, the Company shall pay enterprise income tax at a reduced rate of [*];

(2)	the Company will be exempt from local income tax and any administrative charges (excluding the enterprise income tax defined in Article 4.1(1) above) during the entire term of the Company;

(3)	the Company shall pay enterprise income tax at a reduced rate of [*] for the [*] in which the export of the Company reaches [*] of its annual output;

(4)	the Company shall be entitled to import manufacturing equipment and materials, at values up to the Total Investment of the Company and/or as otherwise permitted by the applicable laws and regulations, free of customs duties and import VAT;

(5)	the Company shall be entitled to enjoy the VAT, enterprise income tax and other tax reduction, exemption and refund granted specifically under the national and local laws and rules to the IC manufacturing and R&D enterprises;

(6)	the Company shall be entitled to enjoy other reductions, exemptions and referential tax benefits granted under national and local laws and rules, and those otherwise enjoyed by any other enterprises in the Hi-tech Zone.

4.2	Within five (5) years after the Establishment Date, the Committee agrees to reimburse the relevant individuals the portion of the individual income tax paid by the Company’s expatriate experts and senior management personnel and retained by the Hi-tech Zone; provided that the number of such experts/personnel shall not exceed 10% of the total number of employees of the Company, and the annual salaries of each of such experts/personnel shall be no less than RMB100,000.

4.3	Within ten (10) years after the Establishment Date, the Company shall not be required to pay the statutory social insurance for its employees exceeding those required in the following chart (based on the base salary of the Company’s employees) and shall have the option to pay these social insurance at the rates which meet the minimum requirements of the applicable laws and regulations during the term of the Company:

	Rates Payable by the Company	Rates Payable by the Company’s Employees
Pension Fund	[*]	[*]
Medical Insurance	[*]	[*]
Unemployment Insurance	[*]	[*]
Occupational Injuries Insurance	[*]	[*]
Maternity Insurance	[*]	[*]
Housing Fund	[*]	[*]
Total	[*]	[*]

4.4	The Committee shall use its best efforts to assist the Company/MPS to apply for and obtain the maximum benefit of all permitted reductions in, or exemptions from, PRC taxes, including benefits accorded to certified “High and New Technology Enterprises”, exemptions from VAT and customs duties for imported equipment, materials and technology, and exemptions from withholding and business tax for royalty payments on technology transferred and/or technical assistance provided to the Company.

4.5	The Committee shall ensure that neither MPS nor Company is penalized for relying on and implementing the terms of this Article 4.

4.6	The Committee represents and warrants that it has the legal authority to secure the above detailed preferential tax benefits.

4.7	The Committee acknowledges that in evaluating the feasibility of investing in the Hi-tech Zone, MPS has relied on the Committee’s assurances that the Company will enjoy the benefits detailed in this Article 4.

5.	UTILITIES & SERVICES

5.1	To satisfy the Company’s needs for a reliable supply of and access to electricity, gas and water, etc., the Committee agrees to assist in signing the relevant utilities and service contracts (“Utilities Service Contracts”) by the relevant utilities/services suppliers and the Company (or MPS, acting on the Company’s behalf) for the procurement and management of such utilities and services, pursuant to which:

(1)	The Company shall notify the Committee in writing sixty (60) days in advance of the date(s) on which it requires the various services and utilities detailed in item (2) below to be first available to the Land, setting out in such notice details regarding the Company’s anticipated usage requirements (the “Notice”);

(2)	The Committee shall ensure that the following utilities are available to meet the request of the Company:

(i)	water pipeline(s) sufficient to accept/supply the anticipated quantity of water produced/required by the Company;

(ii)	adequate phone lines, including IDD lines, to support the Company’s business operations and administration:

(iii)	electric power sufficient for the Company’s operations;

(iv)	gas supplies sufficient for the Company’s operations.

(3)	The Committee shall use its best efforts to ensure that the Company’s needs for utilities and services in addition to those detailed in item (2) above are satisfied:

(4)	The Company shall enjoy uninterrupted access to the various utilities and services throughout the entire term of the Company;

(5)	The fees charged to the Company for the various utilities and services shall not be higher than fees for the same or comparable utilities and services charged to any other enterprise in the Hi-tech Zone;

(6)	The supply of water, gas, electricity and other utilities shall be provided in accordance with the following terms:

(i)	Term: At least fifty (50) years.

(ii)	Connections & Maintenance: The Company shall not, unless otherwise stipulated in the Utilities Service Contracts, bear the cost of any utility connections or maintenance of the pipelines and utilities infrastructure. Connections for the utilities shall be made at the boundary limits of the Land at specific locations designated in the Utilities Service Contracts or otherwise reasonably designated in writing by the Company.

(iii)	No Minimum Fees or Increased Capacity Charges: Unless otherwise provided in the Utilities Service Contracts, the Company shall not be subject to any minimum purchase requirements nor shall it be subject to any increased capacity fees or charges.

(iv)	Pricing: According to the price published by the relevant government authorities.

(v)	Billing & Payments: The suppliers shall issue monthly invoices based on the actual utilities/services provided to the Company in accordance with the terms of the Utilities Service Contracts. Payment terms shall be detailed in the Utilities Service Contracts.

(vi)	Measuring Devices: The Company and the relevant utility suppliers shall, at their respective cost and pursuant to agreed-upon technical specifications and industry metering requirements, install metering equipment at locations specified in the Utilities Service Contracts. Terms regarding calibration, precision levels and meter reading shall also be set out in the Utilities Service Contracts.

(vii)	Delivery & Risk of Loss: The utility suppliers shall provide utilities strictly in accordance with the specifications set out in the Utilities Service Contracts and shall bear all losses, damages, etc, for any breach of such supply obligations. Delivery points shall be specified in the Utilities Service Contracts, with ownership and risk of loss passing to the Company at such specified points.

(viii)	Interruptions & Maintenance: The utilities suppliers and the Company will consult with each other to plan maintenance stops and procedures, using all reasonable endeavours to minimize disruptions and/or interruptions in the supply and off-take of utilities. Long and short-term maintenance plans and schedules of anticipated shut-downs and interruptions shall be prepared and discussed by the parties in accordance with the Utilities Service Contracts.

(ix)	Governing Law & Dispute Resolution: The Utilities Service Contracts shall be governed by PRC law, with disputes between MPS/Company and the Committee with respect to the provision of the utilities and services to be referred to CIETAC in Beijing for arbitration.

(7)	The discharge of waste and pollutants by the Company shall be in compliance with relevant provisions of PRC laws and regulations in connection with environmental protection:

(8)	The Committee shall ensure that the Land is, for the duration of the term of the Company, accessible by road, and the roads around the Land have suitable load-bearing capacity for the transportation of required equipment and materials to and from the Land;

(i)	The Committee shall be responsible for levelling the Land to meet the requirements of Factory Facilities construction without any charge or expense to the Company.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1	This Contract shall be governed by and construed in accordance with the laws of the PRC.

6.2	The parties shall strive to settle any dispute or claim arising from the interpretation or performance of this Contract through friendly consultations. In case no settlement can be reached through consultations within sixty (60) days of the submission of notice of such matter by a party to the other party, then such matter shall be submitted to the CIETAC in Beijing for arbitration in accordance with its then applicable rules.

6.3	The parties confirm that this Contract is a commercial contract, negotiated and concluded on a voluntary and equal basis, creating civil obligations and liabilities on all parties and authorities related to this Contract. The Committee also confirms that the execution and performance of this Contract is a commercial, rather than a governmental or administrative, act. The Committee and all authorities relevant to this Contract further confirm that they do not have any claim of immunity or similar claim whatsoever.

7.	EFFECTIVE DATE & TERMINATION

7.1	This Contract shall become legally effective once signed by the Committee and MPS, (such date shall be referred to herein as the “Effective Date”). This Contract is a legally binding obligation of each party.

7.2	Within ninety (90) days after the execution of this Contract, the Committee shall make sure to:

(1)	assist the Company in applying for and obtaining the Approval Letter and Approval Certificate for the Company’s establishment and the Business License of the Company and all other licenses, permits, approvals, certifications or endorsements necessary for the Company’s legal establishment and operation;

(2)	cause the relevant parties/authorities to sign with the Company the Land Use Rights Purchase Contract, Factory Lease and Purchase Agreement, Utilities Service Contracts and other legal documents and agreements necessary for the Company’s operation, to the satisfaction of MPS/the Company;

(3)	cause the relevant authorities to certify and confirm the designs of the Factory Facility as supplied by MPS and/or the Company and accepted by the Committee.

7.3	Within one (1) month after the Establishment Date, the Committee shall ensure to obtain from the relevant approval authority the certification confirming the Company as a “Encouraged Foreign Investment Project”. The Committee ensures that the Company would be certified as a High and New Technology Enterprise after the Company commences its operation.

7.4	This Contract shall remain in effect, from the Effective Date, for the full term of the Company unless terminated earlier in accordance with this Article 7.4. This Contract may be terminated by the Company or MPS if:

(1)	any matter set forth in Article 7.2 has not be fulfilled within the time period as specified in Article 7.2 or any extension thereof agreed to by the parties; or

(2)	this Contract, the Facility Lease and Purchase Agreement, the Land Use Rights Purchase Contract or the Utilities Service Contracts is materially breached by the Committee, the Land Authority or the relevant utilities and service suppliers, as the case may be, and such breach is not remedied within thirty (30) days after notification from MPS or the Company.

7.5	The Committee shall indemnify and hold the Company and MPS harmless against any losses, damages, liabilities or expenses sustained, assumed or incurred by the Company and/or MPS as a result of any breach by the Committee of this Contract and the Facility Lease and Purchase Agreement.

7.6	If, during the performance of this Contract, any circumstance that is reasonably unpredictable and unavoidable by both parties when signing this Contract and that prevents the performance of this Contract occurs, and neither party is liable for the occurrence of such events, then either Party may delay the performance of part or all of its obligations under this Contract, or terminate this Contract without liabilities on the part of either Party.

8.	MISCELLANEOUS

8.1	Each party agrees to hold in confidence and not disclose or permit to be disclosed to any third party without the prior written consent of the other party (unless expressly permitted herein or required to be filed or disclosed to the public by either the United States Securities and Exchange Commission or by the applicable law) the terms of this Contract, or any technical or other confidential information which one party might disclose to the other party in the course of discussions regarding this Contract and the establishment of the Company.

8.2	The Committee shall ensure that the Company is entitled to enjoy any and all beneficial treatments granted to and enjoyed by any other entity in the Hi-tech Zone.

8.3	MPS is entitled to transfer or assign its rights and obligations under this Contract to one of its wholly owned subsidiaries. The Committee hereby specifically agrees to such transfer or assignment, and confirms that no further consent, in whatever form, from the Committee is required for such transfer or assignment by MPS.

8.4	The Exhibits attached hereto are an integral part of this Contract

8.5	This Contract and its Exhibits constitute the entire agreement between the parties relating to the subject matter hereof and supersede any previous written or oral agreements or memoranda related hereto, including without limitation the Memorandum of Understanding and the Preliminary Agreement for Investment and Cooperation signed by the parties on April 13, 2004 and July 9, 2004 respectively.

8.6	All notices or other communications under this Contract shall be in writing (including telegram or facsimile) and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties as set forth below or to such other addresses and facsimile numbers as shall be notified to all Parties in writing by any Party.

MPS/Company:

Attn: Deming Xiao

Tel: 408-395-2802-45

Fax: 408-395-2812

Committee:

Attn: Gang Li

Tel: 86-28-85178684

Fax: 86-28-85176329

8.7	This Contract shall be executed in both English and Chinese versions. Both versions shall have equal validity.

8.8	This Contract shall be executed in four (4) counterparts with each party retaining two (2) counterpart.

IN WITNESS THEREOF, this Investment and Cooperation Contract has been duly signed by the authorized representatives of each party on this 19th day of August, 2004.

The Management Committee of Chengdu Hi-Tech Industrial Development Zone

Signature: /s/ Jing Gang

Printed Name: Jing Gang

Position: Director, The Management Committee of the Chengdu Hi-tech Zone

Official Seal:

Monolithic Power Systems Inc.

Signature:

Printed Name: Deming Xiao	/s/ Deming Xiao

Position: Vice President of Operations, MPS

Exhibit A

Bluelined Land Map

[map]

Exhibit B

Representations and Warranties

to be Included in the Land Use Rights Purchase Contract

The Land Authority represents and warrants as of the date the Land Use Rights Purchase Contract is executed, and as of the Grant Date, as such term is defined in the Land Use Rights Purchase Contract, that:

(1)	The granted land use rights in respect of the Land can be legally granted to the Company;

(2)	The execution and performance by the Land Authority of the Land Use Rights Purchase Contract: (i) is within its respective authority and power; and (ii) does not contravene any law or contractual restriction binding on or affecting it;

(3)	As of the Grant Date, the Company shall enjoy granted land use rights of the Land, free and clear of any liens, mortgages, or other security interests or encumbrances, including, without limitation, claims by any government agency;

(4)	The Land Use Rights Purchase Contract is a legal, valid and binding obligation of the Land Authority, fully enforceable in accordance with its terms;

(5)	The Land is free from environmental hazards and contamination of any nature, and is in full compliance with applicable PRC laws and regulations, including, without limitation, relevant environmental laws and regulations related to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, toxic or hazardous substances or wastes;

(6)	There is no lawsuit, arbitration, or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of the Land Authority, threatened in respect of the Land.